Pricing Supplement No. 4 Dated: August 12, 2003 (To Prospectus dated November 6, 2001 and Prospectus Supplement dated May 15, 2002)	Filing Under Rule 424(b)(3) Registration No. 333-72540

$125,000,000

UGI UTILITIES, INC.

Series C Medium-Term Notes

PRINCIPAL AMOUNT: $20,000,000	CUSIP: 90269QAK5	FIXED RATE NOTE: Yes

AMORTIZING NOTE: YES NO X	INDEXED NOTE: YES NO X	FLOATING RATE NOTE: No
(SEE BELOW)	(SEE BELOW)	(SEE BELOW)

Fixed Rate Notes/Floating Rate Notes:	Floating Rate Notes:

Original Issue Date: August 14, 2003	Base Rate:
Interest Rate (if fixed rate): 6.50%	CD Rate
Subject to change before maturity date:	CMT Rate
Yes (See Below) No X	Commercial Paper Rate
Federal Funds Rate
LIBOR (See Below)
Maturity Date: August 15, 2033	Prime Rate
Issue Price (as a percentage of principal amount): 100%	Treasury Rate
Presenting Agent: Wachovia Securities Commission (%): 0.75%	Other (See Below)
Net Proceeds to the Company (%): 99.25%	Index Maturity:
Redemption Commencement Date (if any): N/A	Spread (plus or minus):
Repayment Dates (if any): N/A	Subject to change before maturity date:
Redemption Price: N/A	Yes (See Below) No
Repayment Price: N/A	Spread Multiplier:
Interest Payment Dates: May 15, Nov 15	Subject to change before maturity date:
Original Issue Discount Note:	Yes (See Below) No
Yes: No: X	Maximum Interest Rate:
If Yes:	Minimum Interest Rate:
Yield to Maturity:	Initial Interest Period:
Initial Accrual Period:	Initial Interest Rate:
OID Default Amount:	Interest Reset Periods:
Reset of Interest Rate, Spread or Spread Multiplier:	Interest Reset Dates:
Yes: (See Below) No: X	Interest Determination Dates:
Any material United States income tax consequences of purchasing, holding or disposing of the Notes:	Calculation Dates: A/S Regular Record Date: A/S
A/S: X Other:

NO ADDITIONAL TERMS

As of the date of this Pricing Supplement the aggregate initial public offering price of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $85,000,000; and the aggregate initial public offering price of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $85,000,000. “N/A” as used herein means “Not Applicable”, “A/S” as used herein means “As stated in the Prospectus Supplement referred to above.”

Wachovia Securities